Exhibit 99.1

Released Wednesday, April 1, 2009

Advance Nanotech Reports Full Year 2008 Financial Results

NEW YORK, NY- Advance Nanotech, Inc. (OTCBB: AVNA) today reported financial results for its full year ended December 31, 2008.  The Company generated revenues of $3.3 million in 2008 compared to $512,350 in 2007, representing an increase of $2.8 million.  Revenue growth was fueled by sales of its Lonestar and Vapor Generator products, along with contracted, instructional and set-up services provided to customers.

Financial Results Summary

(In 000s except per share amounts)	2008	2007
Loss from Continuing Operations	$(2,470)	$(4,736)
Loss from Discontinued Operations	$(1,586)	$92
Net Loss	$(4,055)	$(4,644)
Comprehensive Loss	$(4,385)	$(4,965)

Loss per share from continuing operations	$(0.06)	$(0.13)
Loss per share from discontinued operations	$(0.04)	$(0.00)
Net loss per share, basic and diluted	$(0.10)	$(0.13)
Weighted Average Shares	41,225	35,907

Commenting on the 2008 results, Bret Bader, Advance Nanotech’s CEO, said, “2008 was a milestone year for Advance Nanotech on both a corporate and operational level.  On a corporate level, Advance Nanotech implemented and executed a shift of its business model from managing the development of a portfolio of early-stage nanotechnologies to focus solely on the development of the Owlstone chemical detection system.  In support of this strategy, Advance Nanotech made several key management and board level changes.  We implemented significant cost reductions at the corporate level, discontinued operations of noncore U.K. subsidiaries, eliminated certain redundancies in the organization, and streamlined the company’s operations to reflect its new strategy, all of which have impacted positively on our operations.

Mr. Bader continued, “On an operational level, the company’s revenue make-up is transitioning to a good mix of product sales and government grants.  Our plan, as we have stated in the past, includes an immediate product strategy based on the superior detection characteristics of our sensor system, and wider strategy involving full miniaturization of the surrounding components that we believe will open up new markets for our products.  We launched our first, stand alone, full product, Lonestar, in 2008, which was well received by our customers as both a fully functioning unit and a platform for additional application development.  We continue to work with the Defense Threat Reduction Agency (DTRA) on the miniaturization of the surrounding components of our sensor system, which we expect will lead to significant supply agreements in homeland defense industry.  The miniaturization of the components should also lead to additional products that Owlstone may market itself or in partnership with existing organizations in vertical markets.”

The Company’s full year 2008 revenues were slightly lower that projected as a result of decline in the currency exchange rate of the British Sterling relative to the U.S. dollar and a delay in the U.S. Department of Defense contract that was expected to be awarded in the fourth quarter of 2008 rather than the first quarter of 2009.  Despite the slippage in revenue, the Company’s fourth quarter revenues were approximately $770,000 with a gross margin of $680,000 or 88%.  The increase in gross margin was primarily driven by the higher margin service revenue in the current year’s fourth quarter. Combined with our cost savings initiatives, our loss for the quarter significantly improved. Going forward we expect continued growth in both our homeland defense and industrial businesses, and also through other industries in which our detection system is uniquely suited, as evidenced by our recently announced order in the pharmaceutical industry,” continued Mr. Bader.

Selling, general and administrative (SG&A) expenses for the year ended December 31, 2008 compared to the year ended December 31, 2007 were $6.1 million, which included non-cash expenses of $1.7 million.  This compares to SG&A expenses of $6.4 million in 2007, which included non-cash expenses of $2.7 million.  Non-cash expenses include costs related to options, equity grants and warrants paid in lieu of cash.  For the three months ending December 31, 2008, total operating expenses were $817,719 for the quarter, resulting in a loss from operations of $137,893, which is directly related to the aggressive expense management initiatives employed by the Company.

In 2008, the Company recognized interest and other income of $3.6 million, which included a non-cash gain of $2.9 million due to a revaluation of warrant liability resulting from the decline in the Company’s share price during the year, and a research and development tax credit from the Company’s Owlstone subsidiary of approximately $406,000 from the UK government.  Other income in 2007 was $2.1 million, which includes grant income of $146,331 as well as a gain from sale of the Company’s investment in Singular ID (Singapore) of $937,836.

As of December 31, 2008, the Company had net operating loss carry forwards for income tax reporting purposes of approximately $31,922,000 that may be offset against future taxable income through 2027.

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. (d/b/a Owlstone) is in the process of restructuring its business and becoming an operating company focused on its majority owned subsidiary Owlstone Nanotech's next generation chemical detection technology. Owlstone Nanotech, Inc. ("Owlstone") is a pioneer in the commercialization of chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. and Owlstone Nanotech, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of  product lines, the recent economic slowdown affecting technology companies, the future success of  scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations.  Advance Nanotech’s Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech’s business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (845) 533-4225
    ir@advancenanotech.com